UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 24, 2020

Hoth Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-38803	82-1553794
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1 Rockefeller Plaza, Suite 1039
New York, New York 10020
(Address of principal executive offices, including ZIP code)

(646) 756-2997
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	HOTH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  Entry Into a Material Definitive Agreement.

On March 24, 2020 (the “Effective Date”), Hoth Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Laidlaw & Company (UK) Ltd. (“Laidlaw”), the representative of the underwriters, relating to a best efforts underwritten public offering of 1,449,275 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a public offering price of $3.45 per Share. The Company expects to receive net proceeds of approximately $4 million, after deducting the underwriting discount and estimated offering expenses.

In connection with the offering, the Company has agreed to issue Laidlaw warrants to purchase up to 72,464 shares of the Company’s Common Stock, representing 5% of the aggregate number of Shares sold in the offering (the “Warrants” and together with the shares of Common Stock issuable upon exercise of the Warrants, the “Laidlaw Securities”). The Warrants will be exercisable for a period of five years from the Effective Date at a price per share equal to $4.14 (120% of the public offering price per Share) and are exercisable on a “cashless” basis. The Company has also agreed to reimburse Laidlaw for certain of its out-of-pocket expenses incurred in connection with the offering, including, among other things, the reasonable fees and expenses of counsel, which fees and expenses may not exceed $150,000.

In connection with the offering, The Benchmark Company, LLC (“Benchmark”) has agreed to act as the “qualified independent underwriter” and will not be participating in the distribution or sale of the securities or acting as an underwriter. Benchmark will receive $200,000 for serving as a qualified independent underwriter in connection with the offering and be entitled to reimbursement of its out-of-pocket expenses up to $2,000. The Company has agreed to indemnify Benchmark against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act of 1933, as amended.

The Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-236887) previously filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2020 and declared effective by the Commission on March 11, 2020 and a related prospectus supplement dated March 24, 2020. The offering is expected to close on or about March 26, 2020, subject to satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the underwriters of the Company, its directors and certain of its executive officers, and by the Company of the underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, and affords certain rights of contribution with respect thereto. The legal opinion of Sheppard Mullin Richter & Hampton, LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 to this Current Report on Form 8-K.

The description of terms and conditions of the Underwriting Agreement and the form of Warrant set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Underwriting Agreement and the form of Warrant, which are attached hereto as Exhibit 1.1 and 4.1, respectively.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Laidlaw Securities is incorporated herein by reference.

Item 8.01  Other Events.

On March 23, 2020, the Company issued a press release announcing the proposed public offering of the Shares. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

On March 24, 2020, the Company issued a press release announcing the pricing of the public offering of the Shares. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 24, 2020, by and between Hoth Therapeutics, Inc. and Laidlaw & Company (UK) Ltd.
4.1	Form of Warrant
5.1	Legal Opinion of Sheppard Mullin Richter & Hampton, LLP
23.1	Consent of Sheppard Mullin Richter & Hampton, LLP (contained in Exhibit 5.1)
99.1	Press Release dated March 23, 2020
99.2	Press Release dated March 24, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2020	Hoth Therapeutics, Inc.

/s/ Robb Knie
Robb Knie
Chief Executive Officer